Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 (504) 569-1875

CORRECTING and REPLACING EPL Provides Operational Update

1st Quarter and Full Year 2007 Company Guidance and Presentation

Materials Posted to Website

NEW ORLEANS—(BUSINESS WIRE)—March 28, 2007—In BW5530 issued March 28, 2007: First graph, third sentence of release should read: April 4, 2007 (sted April 3, 2007).

The corrected release reads:

EPL PROVIDES OPERATIONAL UPDATE

1st Quarter and Full Year 2007 Company Guidance and Presentation Materials Posted to Website

Energy Partners, Ltd. (“EPL”) (the “Company”) (NYSE:EPL) today provided an update on drilling operations, including recent exploratory results. The Company stated that it has posted updated presentation materials and production and expense guidance for first quarter and full year 2007 both dated as of March 27, 2007 on the Company’s website at www.eplweb.com in the Investor Relations section. The Company said that Richard A. Bachmann, EPL’s Chairman and CEO, will make a scheduled presentation at the Howard Weil 2007 Energy Conference in New Orleans, Louisiana on April 4, 2007. A copy of the presentation handout to be used during the Howard Weil Conference will also be available for download on the Company’s web site in the Investor Relations section on the presenting date.

Operations Update

The Company announced a moderate risk, moderate potential well discovery at South Timbalier 26. The 100% working interest well, the F-30, was drilled to a total depth of 10,830 feet and encountered four high quality natural gas and oil sands. The F-30 well, which was a moderate risk, moderate potential well, is expected to be on line by mid- year 2007.

The Company announced that the high risk, high potential onshore Barracuda prospect in Terrebonne Parish drilled to a total depth of 16,503 feet, did not encounter commercial hydrocarbons and is being plugged and abandoned. The Company held a 33% working interest in the well. In addition, the Company announced that two moderate potential wells, one on the Shelf in South Pass 38 and one onshore in Terrebonne Parish, did not encounter hydrocarbons and were plugged and abandoned. The Company owned 75% and 33% working interests, respectively, in the two wells. EPL expects to recognize a total of approximately $11.1 million in exploration expense in the first quarter of 2006 related to these three wells.

The Company is currently drilling a moderate risk, moderate potential exploratory well on the Shelf at West Cameron 252, with plans to commence 16 more exploratory tests before the end of year, including five additional high potential wells. The Company is also drilling an acceleration well at South Timbalier 46, based on its recent success in the South Timbalier 46 #3 well, in order to fast track production from this 100% EPL owned discovery area before mid year. As discussed during the Company’s most recent earnings conference call, the high potential South Timbalier 46 #3 well, which successfully found discovery sands in addition to its intended development objectives in the shallower section of the hole late last year, was deepened and discovered four additional pay sands with 100 feet of apparent pay during the first quarter, 2007. The #3 well is scheduled to begin testing the deeper pay potential during the second half of 2007.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures;

•	EPL’s ability to close and secure funding for its equity self-tender and the refinancing of our revolving credit facility and senior notes, and

•	other matters that are discussed in EPL’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

No Offer or Solicitation. This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to sell any securities of EPL. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed by EPL (“EPL’s tender Offer Statement”) with the SEC. EPL’S SHAREHOLDERS ARE ADVISED TO READ EPL’S OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER CAREFULLY AND IN THEIR ENTIRETY WHEN THEY ARE DISTRIBUTED BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION.

Additional Information and Where to Find It. Noteholders may obtain information regarding the Company from EPL’s website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875 or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at EPL@mackenziepartners.com.

CONTACT: Energy Partners Ltd., New Orleans

Investors:

T.J. Thom, 504-799-4830

or

Al Petrie, 504-799-1953

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Steve Frankel or Jeremy Jacobs, 212-355-4449

SOURCE: Energy Partners Ltd.